SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of September 2, 2008 by and between Paragon Semitech USA, Inc., a Delaware corporation with offices at 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, NJ 08816 (the “Company”) and The China Hand Fund I, LLC with an address at 420 Lexington Avenue, Suite 860, New York, NY 10170 and/or its successor and assigns (the “Investor” and together with the Company, the “Parties”).

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company the securities described below under Section 1.1 of this Agreement pursuant to an exemption from registration under Section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) or other applicable exemptions, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Securities Sale and Purchase. (a) The Company will issue and sell to the Investor and the Investor agrees to purchase from the Company, pursuant to an exemption from registration provided by Section 4(2) and/or Regulation D promulgated under the 1933 Act or other applicable exemption, Nine Hundred Ninety-Six Thousand One Hundred Eighty-Six (996,186) units of securities of the Company for an aggregate of Ten Million (US$10,000,000) (the “Purchase Price”). Each unit of the Company’s securities sold hereunder consists of (i) one (1) share of the Company’s Series A Convertible Preferred Stock, par value US$.001 per share (“Series A Preferred Stock”), with each share of Series A Preferred Stock being initially convertible into one hundred (100) shares of the Company’s common stock, par value US$.001 per share (“Common Stock”), which rate is subject to adjustment upon the occurrence of certain events, and (ii) attached one common stock warrant (in the aggregate, the “Warrants”) to purchase twenty-five (25) shares of Common Stock at an exercise price of US$0.125 per share, which exercise price and the number of shares for which the warrants are exercisable are subject to adjustment upon the occurrence of certain events, expiring on the third anniversary of date of issuance in the form annexed hereto as Exhibit A. The shares of Series A Preferred Stock issued and issuable hereunder and the Warrants are hereinafter sometimes collectively referred to as “Securities”. The terms of the Series A Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on August 29, 2008, a copy of which is attached hereto as Exhibit B (the “Certificate”). The Series A Preferred Stock and Warrants shall be issued as set forth in Schedule 1.

(b) The Parties acknowledge and agree that until November 30, 2008, the Investor shall have the right, but not the obligation, to purchase up to 697,350 additional shares of Series A Preferred Stock (the “Additional Series A Shares”) and warrants to purchase up to 17,433,751 (i.e. 1,743,375 shares on a post Reverse Split basis, as defined under Section 6.1 of this Agreement) additional shares of its Common Stock (the “Additional Warrants”) for an aggregate purchase price of up to Seven Million U.S. Dollars ($7,000,000) under the same terms and conditions as provided herein and in each other Transaction Document (as defined below), including, but not limited to the same per unit purchase price. (The issuance and sale of the Additional Series A Shares and Additional Warrants and the transactions related thereto is hereinafter referred to as the “Additional Series A Financing”; the closing of the Additional Series A Financing, is hereinafter referred to as the “Final Closing”; the date on which the Final Closing shall occur is hereinafter referred to as the “Final Closing Date”; the purchasers who shall have purchased Additional Series A Shares and Additional Warrants in the Additional Series A Financing are each hereinafter referred to as an “Additional Purchaser” and collectively referred to as the “Additional Purchasers” and together with the Investor, each is hereinafter referred to as a “Series A Purchaser” and collectively, as the “Series A Purchasers”). The Investor may exercise such option by written notice to the Company given at any time prior to December 15, 2008 and if such option is exercised a Final Closing shall be held within 15 days after such option exercise notice is given. The foregoing option may be completely or partially assigned by the Investor to any one or more persons, firms or entities. If an Additional Series A Financing is consummated, the Company and the Additional Series A Purchasers shall enter into a joinder agreement, substantially in the form of Exhibit C attached hereto pursuant to which the Company shall issue and sell to the Additional Purchasers the Additional Series A Shares and Additional Warrants and (A) the Company shall make to the Additional Purchasers as of the date of such agreement all of the agreements, representations, warranties and covenants made by the Company herein (except to the extent that any representations must be amended or modified or deleted due to the passage of time or the occurrence of events between the Closing Date and the Final Closing Date) and (B) the Additional Purchasers shall make to the Company all of the representations, warranties and covenants that the Investor is making herein, except to the extent that any representations, warranties and covenants must be amended or modified or deleted due to the passage of time or the occurrence of events between the Closing Date and the Final Closing Date).

2.  Closings and Payment.

2.1 The Closings. The Company will issue and sell the Securities to the Investor and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of the Company, the Investor will purchase the Securities from the Company. The closing shall be held on August 29, 2008, or such other date as the parties may agree upon (the “Closing” and the “Closing Date”) at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022, U.S.A., at 10:00 a.m., or at such other location or by such other means upon which the parties may agree. The Final Closing shall occur at such time and place as the Company and the Additional Purchasers shall agree. In any event, the Final Closing Date shall be no later than November 30, 2008.

2.2 Closing Deliveries. At the Closing, the Purchase Price shall be paid by wire transfer of immediately available funds to the account designated by the Company in writing and the Company will deliver to the Investor original certificates and warrants in its name and in such denominations as the Investor may specify prior to the Closing. Further, at the Closing, the Company shall deliver or cause to be delivered to the Investor (i) the legal opinion of United States counsel to the Company, in agreed form, addressed to the Investor; (ii) the legal opinion of special PRC (as such term is hereinafter defined) counsel to the Company, in agreed form, addressed to the Investor; (iii) a copy of the Share Purchase Agreement by and between Yili Carborundum USA, Inc. a wholly owned subsidiary of the Company incorporated in Delaware (“Yili USA”), and James Li, the sole shareholder of C3 Capital Limited, a British Virgin Islands company (“C3 Capital”), a copy of which is attached hereto as Exhibit D (the “Share Exchange Agreement”; the transactions contemplated thereunder, the “Share Exchange Transaction”), duly executed by the parties thereto; (iv) a copy of the Equity Transfer Agreement by and between C3 Capital Limited, Yili Master Carborundum Production Co., Ltd. (“Yili China”), a corporation incorporated under the laws of the People’s Republic of China (the “PRC”), and Changchun Master Industry Co., Ltd, the sole shareholder of Yili China prior to the equity transfer (“Former Yili China Shareholder”), a copy of which is attached hereto as Exhibit E (the “Yili Equity Transfer Agreement”, the transactions contemplated thereunder, the“Purchase of Yili China”); (v) a copy of Equity Interest Transfer Agreement by and between C3 Capital, Mr. Gao Zhigang, the sole shareholder of Xinjiang Ehe Mining and Metallurgy Co., Ltd. (“Ehe China”) prior to the equity transfer (“Former Ehe Shareholder”), a copy of which is attached hereto as Exhibit F (the “Ehe Equity Transfer Agreement”), the transactions contemplated thereunder, the “Purchase of Ehe China”); (vi) a copy of the Memorandum of Understanding by and among C3 Capital, Mr. Gao Zhigang and Mr. Li Ping, the proposed shareholders of Xinjiang Paragon Master Mining Co., Ltd. (“Quartz Mine China”), a corporation to be incorporated under the laws of PRC (the “Former Quartz Mine China Shareholder”), a corporation to be incorporated under the law of the PRC for purposes of exploration and development of certain quartz mine as identified therein, a copy of which is attached hereto as Exhibit G (the “Quartz Mine MOU”, the transactions contemplated thereunder, the “Purchase of Quartz Mine”, Yili Equity Transfer Agreement, Ehe Equity Transfer Agreement and Quartz Mine MOU are collectively referred hereinafter as the“PRC Restructuring Agreements”, and Purchase of Yili China, Purchase of Ehe China and Purchase of Quartz Mine are collectively referred to hereinafter as the“PRC Entity Restructuring” ); and (vii) each of the other Transaction Documents (as such term is hereinafter defined) to which the Company and/or its Subsidiaries (as such term is hereinafter defined) is a party, duly executed by the Company and/or such Subsidiaries; and (vi) such other documents, instruments and certificates as shall be reasonably requested by the Investor.

3. REPRESENTATIONS WARRANTIES AND COVENANTS OF THE COMPANY.

The Company hereby represents, warrants, as of the date hereof and the Closing Date, except as set forth on the schedule of exceptions attached hereto (the “Schedule of Exceptions”) with each numbered item in the Schedule of Exceptions corresponding to the section number herein, and covenants to the Investor as follows:

3.1 Organization and Qualification.  Except as set forth under Schedule 3.1, the Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction, and has full corporate power and authority to conduct its business as presently conducted, and to own, use or lease assets and properties as presently owned, used or leased. The Company and each Subsidiary are duly qualified to conduct its respective businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (A) a material and adverse effect on the results of operations, assets, properties, prospects, business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole and/or (B) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company or any Subsidiary to perform any of its material obligations under the Transaction Documents (as such term is hereinafter defined) (collectively, “Material Adverse Effect”). For purposes of this Agreement, the term “Subsidiary” or “Subsidiaries” means any corporation(s) or other entity(ies) of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries, including such corporation or other entities after giving effect to the PRC Entity Restructuring, including Yili China, Ehe China and Quartz Mine China.

3.2 Authority; Due Authorization. The Company has full corporate power and authority to execute and deliver this Agreement, the Share Exchange Agreement, the PRC Restructuring Agreements, the Certificate, the Warrants, and the certificates, documents and instruments related to or contemplated by each of the foregoing agreements (each a “Transaction Document” and collectively, the “Transaction Documents”) to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder, have been duly and validly authorized by the Board of Directors, no other corporate action on the part of the Company or its stockholders being necessary. Each of the Transaction Documents has been or will be duly and validly executed and delivered by the Company, and constitutes, or will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court. Each Subsidiary has full corporate power and authority to execute and deliver the PRC Restructuring Agreements to which they are parties and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Subsidiary of the Equity Transfer Agreement and/or Share Exchange Agreement to which they are parties and the performance by such Subsidiary of its obligations thereunder, have been duly and validly authorized by all appropriate corporate action on the part of such Subsidiary. Each of the Equity Transfer Agreement and/or Share Exchange Agreement has been duly and validly executed and delivered by each Subsidiary who is a party thereto and constitutes, or will constitute a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court.

3.3 Capitalization. The authorized and outstanding capital stock of the Company as of the date of this Agreement and as adjusted to reflect the issuance and sale of the Securities pursuant to this Agreement and as adjusted to give effect to the transactions contemplated by the Share Exchange Agreement and the PRC Entity Restructuring is set forth in Schedule 3.3. There are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company or any of its subsidiaries, or agreements, understandings or arrangements to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock, except as set forth in Schedule 3.3 and the PRC Restructuring Agreements.

3.4 No Conflicts. The execution and delivery by the Company and the Subsidiaries of the Transaction Documents do not and will not, and the performance by the Company and the Subsidiaries of their obligations under the Transaction Documents and the consummation of the transactions contemplated thereby will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s and its Subsidiaries’ certificates of incorporation or by-laws; (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Company, its Subsidiaries, or any of their assets and properties; or (iii)(a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Company, its Subsidiaries, or any other person or entity to obtain any consent, approval or action of, make any filing (other than such filings which will be made prior to or within the time frame following the Closing as set forth under Section 7.6 Completion of the PRC Entity Restructuring) with or give any notice to any person or entity as a result or under the terms of, or (d) result in the creation or imposition of any charge, encumbrance, security interest, pre-emptive right, right of first refusal, right of participation or any other restrictions of any kind (“Liens”) upon the Company, any of its Subsidiaries, or any of its assets or properties under, any contract or license to which the Company or its Subsidiaries, is a party or by which any of its assets and properties is bound (other than with respect to clauses (i), (ii) and (iii) above, where such violations, conflicts, breaches, defaults, or failure to obtain the consent, approval of or make any filing with, or the creations of Liens, would not, in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.5 Valid Issuance of Series A Preferred Stock and Warrant Shares. The Series A Preferred Stock, when issued and paid for as provided in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable on conversion of the Series A Preferred Stock (“Conversion Shares”), when issued in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable on exercise of the Warrants (“Warrant Shares”), when issued and paid for in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

3.6 Financial Statements. Set forth on Exhibit H attached hereto are the unaudited financial statements of Yili China which will become an indirect Subsidiary of the Company upon the consummation of the Share Exchange Transaction and the Purchase of Yili China (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of Yili China, as applicable, as of the dates thereof and the results of operations for the periods then ended.

3.7 Material Changes. Since the date of the latest balance sheet included in the Financial Statements included on Exhibit H attached hereto and, except as set forth on Schedule 3.7 attached hereto, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any Subsidiary (except for Ehe China and Quartz Mine China, in which case are not applicable here) has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s or its Subsidiaries’ financial statements pursuant to GAAP.

3.8 Governmental Consents. To the best of the Company’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court, governmental agency, regulatory authority or political subdivision thereof, or any other entity, is required in connection with the execution, delivery and performance by the Company and/or its Subsidiaries of this Agreement or any of the Transaction Documents, other than a notice filing with an applicable state government or the documents, approvals or certificates, as the case may be, as set forth in Schedule 3.1, Schedule 3.2 and Section 7.6 of this Agreement.

3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the best knowledge of the Company, currently threatened) against the Company or any of its Subsidiaries, their respective activities, properties or assets or, to the best of the Company’s knowledge, against any officer or director of the Company or any of its Subsidiaries in connection with such officer’s or director’s relationship with, or actions taken on behalf of, the Company or any of its Subsidiaries. There is no pending or, to the knowledge or belief of the Company, currently threatened, claim or litigation against the Company or any of its Subsidiaries, contesting their right to produce, manufacture, sold, used or offered by the Company or any of its Subsidiaries.

3.10 Indebtedness; Compliance. Except as disclosed on Schedule 3.10 attached hereto, neither the Company nor any Subsidiary is a party to any indenture, debt, loan or credit agreement by which it or any of its properties is bound. Neither the Company nor any Subsidiary is (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default under), nor has the Company nor any Subsidiary has received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any court, arbitrator, governmental or administrative agency, regulatory or self regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility, or (iii) or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.11 Regulatory Permits. The Company and its Subsidiaries possessed all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, except as set forth in Schedule 3.1, Schedule 3.2 and Section 7.6 of this Agreement.

3.12  Title to Assets. The Company and each of its Subsidiaries have valid land use rights for all real property that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and each Subsidiary. Any real property and facilities held under lease by the Company and any of it Subsidiaries are held by them under valid, subsisting and enforceable leases, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.13  Patents and Trademarks. The Company and its Subsidiaries do not own or have the rights to use any particular patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received written notice that the Intellectual Property Rights used by any of them violates or infringes upon the rights of any other person. To the knowledge of the Company there is no existing infringement by another person of any of the Intellectual Property Rights.

3.14 Foreign Corrupt Practices Act. Neither the Company or its Subsidiaries, nor to the knowledge of the Company and its Subsidiaries, any agent or other person acting on behalf of any of them, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Securities, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any subsidiary (or made by any person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

3.15 OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any subsidiary, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.16 Money Laundering Laws. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and each of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.17 Subsidiaries. Schedule 3.15 hereto sets forth each Subsidiary of the Company (after giving effect to the consummation of the Share Exchange Transaction and the PRC Entity Restructuring), the jurisdiction of its incorporation or organization and the name of each holder of equity securities of the Subsidiary and the percentage of the equity owned by such person. Subject to the consummation of the Share Exchange Transaction and the PRC Entity Restructuring, the Company represents that (i) all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) other than as contemplated by the Transaction Documents, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock, (iii) other than as contemplated by the Transaction Documents, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence, and (iv) other than as contemplated by the Transaction Documents, none of the Subsidiaries of the Company is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

3.18 Other Representations and Warranties Relating to Yili China

(a)Yili China, the Company’s operating subsidiary, has completed the necessary registrations and transactions, and has submitted the necessary application documents for the approvals in the PRC to convert Yili China into a wholly foreign owned enterprise wholly owned by the Company through its ownership of Yili USA and C3 Capital Limited.

(b)The constitutional documents and certificates and related material contracts of Yili China are valid and have been duly approved or registered (as applicable) by competent PRC governmental authorities.

(c)Yili China is not in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy, if any, granted to it by any PRC governmental authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by it, except such revocation does not, and could not, individually or in the aggregate, have or result in a Material Adverse Effect.

(d)Yili China has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities except where the failure to so comply does not or could not, individually or in the aggregate, have or result in a Material Adverse Effect.

3.19  Other Representations and Warranties Relating to Ehe China and Quartz China.  The Ehe Equity Transfer Agreement and the Quartz Mine MOU have been formed to reflect the true intention of the parties. The Ehe Equity Transfer Agreement is valid and enforceable as to the contractual obligations of each party thereto upon its execution. Once the transaction contemplated by the Ehe Equity Transfer Agreement is approved by the related government in PRC, the Purchase of Ehe China shall be valid and enforceable under the PRC laws.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTOR.

The Investor hereby represents and warrants to, and agrees with, the Company that:

4.1 Authorization. This Agreement and each of the other Transaction Documents to which the Investor is a party constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their terms. The Investor represents that the Investor has full power and authority to enter into and perform its obligations under this Agreement.

4.2 Purchase for Own Account. The Securities to be purchased by the Investor hereunder will be acquired for investment for Investor’s own account, not as a nominee or agent. The Investor has not purchased the Securities with a view to the public resale or distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3 Disclosure of Information. The Investor is entering into this Agreement in reliance solely on the representations and warranties set forth in this Agreement and no reliance is being placed on oral or other representations, if any, that may have been made prior to the execution and delivery of this Agreement by the Company or any officer, director, employee or agent of the Company. The Investor acknowledges that all documents, records, and books pertaining to this investment that the Investor believes necessary for consideration and evaluation of the investment have been made available for inspection by the Investor, and the Investor’s attorney(ies), accountant(s), or advisor(s). The Investor is not relying on the Company with respect to the tax and other economic considerations of its investment.

4.4 Investment Experience. The Investor understands that the purchase of the Securities involves substantial risk. The Investor (a) has experience as an investor in securities of companies in the development stage which seek to make investments in the PRC and acknowledges that the Investor can bear the economic risk of the Investor’s investment in the Securities and (b) has such knowledge and experience in financial or business matters that Investor is capable of evaluating the merits and risks of this investment in the Securities and protecting Investor’s interests in connection with this investment.

4.5 Accredited Investor Status. The Investor is an “accredited investor” within the meaning of Rule 502 of Regulation D promulgated under the 1933 Act.

4.6 Restricted Securities. The Investor understands that upon issuance and sale to the Investor the Securities will be characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act, and applicable regulations thereunder, such Securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144, Regulation D and Regulation S under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by other provisions of the 1933 Act.

4.7 Limitations on Dispositions.  The Investor acknowledges that if any transfer of the Securities is proposed to be made in reliance upon an exemption under the 1933 Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the 1933 Act. The Investor acknowledges that, so long as required by law, a legend similar to the following may appear on the certificates representing the Series A Preferred Stock, the Warrants, the Common Stock issued upon exercise of the Warrants (“Warrant Shares”) and the Conversion Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, (ii) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF REGULATIONS UNDER THE SECURITIES ACT, OR (iii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW.

4.8 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Securities, except pursuant to a registration statement under the 1933 Act covering such disposition or pursuant to an exemption from registration under the 1933 Act, including, without limitation, Rule 144, Rule 144A or Regulation S thereunder.

4.9 No General Solicitation. Investor has not received any general solicitation or advertising regarding the offering of the Securities or this Agreement.

5. CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING. The obligations of the Investor to purchase the Securities under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

5.1 Representations and Warranties True. Each of the representations and warranties of the Company and each Subsidiary contained in Section 3 shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date.

5.2 Performance. The Company and each Subsidiary shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing and shall have obtained (or will obtain within the time frame set forth in Section 7.6 of this Agreement) all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3 Securities Exemptions. The offer and sale of the Securities to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

5.4 Completion of Due Diligence. Investor shall have completed its legal and financial due diligence, the results of which shall be reasonably satisfactory to the Investor, and the Company shall have reasonably cooperated with Investor in connection therewith.

5.5 No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

5.6. Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect with respect to the Subsidiaries.

 5.7 U.S. and PRC Counsel Opinions. The Company shall have delivered to the Investor, and the Investor shall be able to rely upon, the legal opinions that the Company shall have received from its legal counsel in the United States and the PRC with such legal opinions being in a form acceptable to the Investor in its sole discretion.

5.8 Share Exchange Agreement and Acquisition of Yili China by C3 Capital Limited. Prior to or concurrently with or prior to the Closing, (a) the Share Exchange Agreement shall have been executed and a copy thereof shall be delivered to the Investor and the Share Exchange Transaction shall be consummated and (b) the PRC Restructuring Agreements shall have been executed and a copy thereof shall be delivered to the Investor.

5.9 Closing Officer’s Certificate. At the Closing, the Company shall have delivered to each Investor an officer’s certificate to the effect that each of the conditions specified in this Section 5 have been satisfied in all material respects.

5.10 Company Deliverables. The Company shall have delivered all of the documents required to be delivered by the Company pursuant to Section 2.2.

5.11 Filing of Certificate of Designations of Series A Preferred Stock. The Company shall have filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company in the form of Exhibit B attached hereto.

5.13 Appointment of New Directors. The existing directors of the Company shall have appointed four new directors designated by the Investor.

6. REVERSE SPLIT OF COMMON STOCK.

6.1 Reverse Split of Common Stock. On or before 90 days after the Closing Date, the Company shall effectuate a one for ten reverse split of its Common Stock (the “Reverse Split”).

7. COVENANTS OF THE COMPANY

7.1 Reservation of Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times the maximum number of shares for the purpose of enabling the Company to issue the shares issuable on conversion of the Series A Preferred Stock and on exercise of the Warrants.

7.2 Right of First Refusal. If, at any time and from time to time, within eighteen months after the Closing, the Company seeks to raise additional financing through a private placement of its equity securities (a “Proposed Financing”) (other than certain exempt issuances described below as to which this section does not apply), the Company shall first offer such equity securities to the Investor. The Investor shall have the right to participate in any Proposed Financing by the Company. This right is personal to the Investor and is not transferable, whether in connection with the sale of stock or otherwise, except for the immediate transferee of the Investor. The terms on which the Investor shall purchase securities pursuant to the Proposed Financing shall be the same as such securities are offered for purchase by the Company to other potential investors (the "Proposed Subscribers"). The Company shall give the Investor the opportunity to participate in the Proposed Financing by giving the Investor not less than ten (10) days notice setting forth the terms of the Proposed Financing. In the event that the terms of the Proposed Financing are changed in a manner which is more favorable to the Proposed Subscribers, the Company shall provide the Investor, at the same time as the notice is provided to the Proposed Subscribers, with a new ten (10) day notice setting forth the revised terms that are provided to the Proposed Subscribers. In the event that the Investor does not exercise its right to participate in the Proposed Financing within the time limits set forth in this Section 7.2, the Company may sell the securities in the Proposed Financing at a price and on terms which are no more favorable to the Proposed Subscribers than the terms provided to the Investor. If the Company subsequently changes the price or terms so that the price is more favorable to the Proposed Subscribers or so the terms are more favorable to the Proposed Subscribers, the Company shall provide the Investor with the opportunity to purchase the securities on the revised terms in the manner set forth in Section 7.2 of this Agreement. The right of first refusal shall not apply to:

(a) any shares (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisors to, the Company, or any Subsidiary, pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors;

(b) any shares (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, or similar financing, under arrangements approved by the Board of Directors;

(c) any shares (and/or options or warrants therefor) issued in connection with the Company entering into a partnership with a strategic partner or any shares issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(d) any shares issued upon exercise of the Warrants;

(e) any shares issued in connection with any share split or share dividend; and

(f) any securities offered by the Company to the public pursuant to a Registration Statement filed under the 1933 Act.

7.3  [Reserved]

7.4  Use of Proceeds. The Company will use the net proceeds from the sale of the Securities, after payment of legal fees and other costs, to complete the purchase of Yili China as set forth under Section 9.2 of this Agreement, to begin the Constructions and to fund working capital expenses of the Company and its Subsidiaries,

7.5   Conduct of Business. For so long as at least 25% of the shares of the Series A Preferred Stock issued to the Investor pursuant to this Agreement remain outstanding:

(a) the Company shall and shall cause each of its Subsidiaries (i) to carry on its businesses in the regular and ordinary course in substantially the same manner as currently conducted and/or as currently plan to be conducted, (ii) to comply in all material respects with all applicable laws (except where the failure to so comply would not have a Material Adverse Effect), (iii) to use all reasonable efforts to preserve its and its Subsidiaries businesses intact;

(b) the Company shall not permit or effect the dissolution or winding up of the Company or any of its Subsidiaries;

(c) the Company shall, at all times, maintain directly or indirectly more than a 50.1% controlling interest in Yili China; and

(d) the Company shall provide the Investor and its representatives with copies of all Board minutes, quarterly business reports, quarterly management account and annual accounts of the Company and its Subsidiaries and shall allow reasonable access during normal business hours to inspect the facilities, books and records of the Company and its Subsidiaries.

7.6 Completion of the PRC Entity Restructuring

(a) Completion of the Purchase of Yili China. By the 20th day following the Closing, the Company shall complete the Purchase of Yili China evidenced by an approval from the related PRC governmental authority approving the change of status from a PRC domestic company to a wholly foreign owned company and a new business license. In order to complete the Purchase of Yili China, the Company, Yili USA and C3 Capital agree to use part of the proceeds from the sale of the Securities under this Agreement and transmit the dollar amount equivalent to RMB3.8 million using the exchange rate on the date of the transmission (approximately US$555,560, for reference only, using the exchange rate $0.1462 on August 27, 2008, subject to the exchange rate of the date of the transmission) (the “Purchase Price”) to the accounts of Former Yili China Shareholder and complete additional filings and registrations, including obtaining a new business license reflecting the payment of the Purchase Price and certificate or its equivalent from the PRC State Administration of Foreign Exchange reflecting the completion of the payment of the Purchase Price. The Company represents and warrants that the Former Yili China Shareholder has agreed that it will not retain the Purchase Price and has issued an instruction that the local branch of PRC State Administration of Foreign Exchange, transmit the Purchase Price, when received, to Yili China.

(b) Completion of the Purchase of Ehe China. By 90 days following the Closing, the Company shall complete the Purchase of Ehe China evidenced by an approval from the related PRC governmental authority approving the change of status from a PRC domestic company to a sino-foreign joint venture company and a new business license. In order to complete the Purchase of Ehe China, the Company, Yili USA and C3 Capital agree to use part of the proceeds from the sale of the Securities under this Agreement and/or the Joinder Agreement and transmit the dollar amount equivalent to RMB900,000 using the exchange rate on the date of the transmission (approximatelyUS$131,580 for reference only, using the exchange rate RMB1= $0.1462 on August 27, 2008, subject to the exchange rate on the date of the transmission) (the “Purchase Price for Ehe China”) to the accounts of Former Ehe China Shareholder and complete additional filings and registrations, including obtaining a new business license reflecting the payment of the Purchase Price for Ehe China and certificate or its equivalent from the PRC State Administration of Foreign Exchange reflecting the completion of the payment of the Purchase Price for Ehe China. The Company represents and warrants that the Former Ehe China Shareholder has agreed that it will not retain the Purchase Price for Ehe China and will transmit the Purchase Price, when received, to Ehe China.

(c) Completion of the Purchase of Quartz Mine China. By December 31, 2008, the Company shall complete the Purchase of Quartz Mine China evidenced by an approval from the related PRC governmental authority approving the change of status from a PRC domestic company to a wholly foreign owned company and a new business license. In order to complete the Purchase of Quartz Mine China, the Company, Yili USA and C3 Capital agree to use part of the proceeds from the sale of the Securities under this Agreement and/or the Joinder Agreement and transmit US$50,000 (the “Purchase Price for Quartz Mine China”) to the accounts of Former Quartz Mine China Shareholder and complete additional filings and registrations, including obtaining a new business license reflecting the payment of the Purchase Price for Quartz Mine China and certificate or its equivalent from the PRC State Administration of Foreign Exchange reflecting the completion of the payment of the Purchase Price for Quartz Mine China. The Company represents and warrants that the Former Quartz Mine China Shareholder has agreed that he will not retain the Purchase Price for Quartz Mine China and will transmit the Purchase Price for Quartz Mine China, when received, to Quartz Mine China.

7.7 The Company’s Bank Account. On or before September 17, 2008, the balance of approximately $44,000 shall be transferred from the Company’s old bank account to the new bank account designated by the Investor. Within 30 days from the Closing Date, the Company shall close its old bank account.

8. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by the Investor:

8.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true and complete in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

8.2 Payment of Purchase Price.  The Investor shall have delivered to the Company the Purchase Price in accordance with the provisions of Section 2.

8.3 Securities Exemptions. The offer and sale of the Securities to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

9. POST-CLOSING COVENANTS OF INVESTOR.

9.1 Confidentiality. Each party acknowledges that the other could be irreparably damaged if confidential information concerning the business and affairs of the other was disclosed to or utilized on behalf of any person. Each party covenants and agrees with the other that, except as otherwise provided in this Agreement or the other Transaction Documents, such party will not, at any time, directly or indirectly, without the prior written consent of the other, divulge, or permit any of its partners, employees, agents or affiliates to divulge to any person any non–public information concerning the business or financial or other affairs, or any of the methods of doing business used by the other, nor release any information provided pursuant to or concerning this Agreement or the other Transaction Documents or the transaction contemplated hereby or thereby if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of, or was used by, the disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained or used by the disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 9.1 prior to such disclosure. The Investor and the Company agree to consult with each other (and to take into consideration any comments reasonably raised by any such party) prior to the dissemination of any press release or public communication concerning this Agreement and the other Transaction Documents or the transaction contemplated hereby or thereby. Any such press release or public communication shall be subject to the approval of both the Company and Investor. This Section 9.1 will survive termination of this Agreement.

9.2   Performance Incentive. In the event one of the following occurs, the Company’s Chinese management (namely, Mr. Gao Zhigang along with other Chinese management) will be entitled to a stock option package that will provide them with up to 5% incremental equity ownership of the Company on a fully diluted basis at the time of the option grant. Such option can be exercisable at a 10% premium to the Company’s share price at the time of Closing:

9.2.1
The Company completes the construction of two 8500-ton furnaces and full production of such facilities by July 2, 2009, if the Company raises an aggregate of $10 million financing by September 2, 2008.

9.2.2
The Company completes the construction of three 8500-ton furnaces and full production of such facilities by July 31, 2009, if the Company raises an aggregate of $17 million financing by November 30, 2008. (The construction under Section 9.2.1 and Section 9.2.2 are collectively referred to as the “Constructions”)

9.2.3
If the financings which the Constructions rely on are not consummated as scheduled above or in the amount stated above, the completion date of the Constructions for purposes of this Section 9.2 can be adjusted accordingly.

10. GENERAL PROVISIONS.

10.1 Survival of Warranties; Investigation. The representations, warranties and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. It shall be no defense to an action for breach of this Agreement that Investor or its agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company acknowledges and agrees that the Investor may assign all and any of its rights and obligations under the Agreement without its consent.

10.3 Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York. The Company and Investor hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

10.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

10.6 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the addresses set forth below:

If to the Company:

Paragon Semitech USA, Inc.
197 Route 18 South, Suite 3000, PMB 4157
East Brunswick, NJ 08816
Facsimile:

and to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022

Attention: Darren L. Ofsink, Esq.
Facsimile No: 212-688-7273

If to Investor:
The China Hand Fund I, LLC
420 Lexington Avenue, Suite 860, New York, NY 10170
Facsimile: (646) 649-9454

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.7 Costs, Expenses. Each party hereto shall bear their own costs in connection with the preparation, execution and delivery of this Agreement.

10.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of Series A Preferred Stock then outstanding. No delay or omission to exercise any right, power, or remedy accruing to the Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to the Investor, shall be cumulative and not alternative.

10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, each of the other Transaction Documents, and the other documents delivered pursuant hereto and thereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

10.11 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:        INVESTOR:

PARAGON SEMITECH USA, INC.                                                      THE CHINA HAND FUND I, LLC

By:_______________________________                                                 By:_______________________________

Print Name:________________________                                                 Print Name:________________________

Title:______________________________                                                Title:______________________________

Schedule 1
Issuances to Investor

996,186 Units: consisting of

Series A Preferred Stock

996,186 Shares of Series A Preferred Stock (each share of Preferred Stock initially convertible into 100 shares of Common Stock)

and

Warrants

996,186 Warrants (each warrant representing the right to purchase 25 shares of Common Stock)

Schedule 3.1

Organization and Qualification

As of the date of this Agreement, Ehe China has not obtained the following approval/certificates for the purposes of operation of its contemplated business:
1)	The approval document issued by the statuary administration in charge of project or “Backup Certificate of Enterprise Investment Project of Xinjiang Uygur Autonomous Region”;
2)	Approval from the Environmental Protection Bureau of Aletai area in Xinjiang Province of the Environmental Impact Report;
3)
Preliminary Approval regarding the Use of Land for Construction Purposes from the related National Land Resources Administrative Bureau in Xinjiang Province, related zoning approval and go through the Land Grant procedure;

As of the date of this Agreement, Quartz Mine China has not been incorporated. The only document it has is company name reservation.

Schedule 3.3

Capitalization of the Company

Authorized Capital

Common Stock: 100,000,000 shares, par value US$.001 per share.
Preferred Stock: 10,000,000 shares, par value US$.001 per share
Series A Preferred Stock: 2,000,000 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock.

Issued Capital

(a) Common Stock

A total of 10,006,000 shares of Common Stock have been issued and outstanding.

(b) Series A Preferred Stock 996,186 shares of Series A Preferred Stock have been issued to the Investor pursuant to this Agreement.

Each share of Series A Preferred Stock is convertible into 100 shares of Common Stock.

(c) Warrants.

On October 9, 2007, the Company issued warrants to acquire 1,000,000 shares of its common stock to Columbia China Capital Group, Inc., an affiliate of the Company, at an exercise price of $0.001 per share with a term of five years from October 9, 2007 to October 9, 2012. The Warrants were issued pursuant to a consulting agreement by and between the Company and Columbia China Capital Group, Inc. (the “Consultant”), an affiliate to the Company on October 9, 2007. Under such agreement, the Company agrees to pay the warrants referenced above for the financial advisory services rendered by the Consultant.

996,186 warrants to purchase a total of 24,904,645 shares of Common Stock also have been issued to the Investor pursuant to this Agreement.

Outstanding Issued Share Capital Immediately After Purchase of 996,186 Units by the Investor

Investors and OUTSTANDING	Private Placement	Series A Preferred	Common Shares	Shares Fully Diluted	Warrants Post Conv
Shell Shareholders			10,006,000	11,006,000	-

China Hand Fund I, LLC and/or Its Assigns	$10,000,000	996,186	99,618,580	124,523,225	24,904,645
Chinese Management			9,250,000	9,250,000
TOTALS	$10,000,000	996,186	118,874,580	144,779,225	24,904,645

Schedule 3.7
Material Changes

None.

Schedule 3.10

Indebtedness

As of the date of this Agreement, Yili China owns RMB 2,666,537.23 (Approximately US$389,847) to local electric power supplier, Yihe Hydro-electric Center of Development and Administration Center of Yilihe Area of Xinjiang.

Schedule 3.12

Yili China has entered the lease for the lease of an aggregate of 100 Mu (approximately 717,594 square foot) land for the use of the new project (the construction of 35,000 ton carborundum production lines) and such land has not secured land use right; nevertheless, in the lease between Yili China and the local government in Yili County at Xinjiang Province, the local government agreed to cooperate with the application of the land use right by the Company during the lease term.

Neither Ehe China nor Quartz Mine China has secured any land use rights for any real property as of the date of this Agreement.

Schedule 3.15

Subsidiaries

Name	Jurisdiction	Equity Owners and Percentage of Equity Securities Held
Yili Carborundum USA, Inc.	Delaware, U.S.A.	Paragon Semitech USA, Inc.

C3 Capital Limited	British Virgin Islands	100% owned by Yili Carborundum USA, Inc.

Yili Master Carborundum Production Co., Ltd. (“Yili China”)	China	100% owned by C3 Capital, Limited after giving effect to the Purchase of Yili China

Xinjiang Ehe Mining and Metallurgy Co., Ltd. (“Ehe China”)	China	90% owned by C3 Capital, Limited after giving effect to the Purchase of Ehe China The rest 10% is to be owned by the local electric power supplier.

Xinjiang Paragon Master Mining Co., Ltd. (“Quartz Mine China”)	China	100% owned by C3 Capital, Limited after giving effect to the Purchase of Quartz Mine China

Exhibit A

Form of Warrant

See Exhibit 4.2 to the Current Report on Form 8-K filed herewith.

Exhibit B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PARAGON SEMITECH USA, INC.

See Exhibit 3.1 to the Current Report on Form 8-K filed herewith.

Exhibit C

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of __________, 2008 between the investor set forth on the signature page hereto (the “Additional Purchaser”) and Paragon Semitech USA, Inc., a Delaware corporation with offices at 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, NJ 08816 (the “Company”) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement dated as of _____________, 2008 among the Company and The China Hand Fund I, LLC and/or its successor and assigns (the “Agreement”).

 RECITALS

WHEREAS, the Company desires to issue and sell to the Additional Purchaser and the Additional Purchaser agrees to purchase from the Company, pursuant to an exemption from registration provided by Section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) or other applicable exemptions, that number of units of the Company’s securities (each unit consisting of one share of Series A Preferred Stock and a Warrant to purchase 25 shares of Common Stock) set forth on the signature page hereto on the same terms and conditions as the terms and conditions of the sale of the units set forth in the Agreement; and

WHEREAS, the issuance of the Common Stock and Warrants pursuant to this Joinder Agreement is in the best interests of the Company and the parties desire to provide for such issuance and sale; and

WHEREAS, the Additional Purchaser desires to enter into this Joinder Agreement to become, for all purposes, an Investor under the Agreement and to thereby evidence its agreement to be bound by the terms of the Agreement as if it were an original party thereto; and

WHEREAS, the Company desires to enter into this Joinder Agreement to evidence its agreement to be bound by the terms of the Agreement, with respect to the Additional Purchaser, except to the extent set forth herein.

In consideration of the premises, the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Purchaser agrees as follows:

1.    Acknowledgement. The Additional Purchaser hereby acknowledges, agrees, and confirms that upon execution and delivery of this Joinder Agreement, the Additional Purchaser (and any successor in interest thereto) shall irrevocably become and be deemed to be an Investor under the Agreement and shall have all of the obligations, rights and benefits of an Investor under the Agreement for all purposes under the Agreement.

2.    Purchase of Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in this Joinder Agreement, on the Final Closing Date:

(i) the Company shall issue and sell to the Additional Purchaser, and the Additional Purchaser agrees to purchase from the Company, (x) the number of shares of Series A Preferred Stock set forth on the signature page to this Joinder Agreement (the “Shares”), and (y) the Warrants to acquire up to that number of shares of Common Stock set forth on the signature page to this Joinder Agreement;

(ii) as consideration for the issuance of the Shares and Warrants to it, the Additional Purchaser agrees to pay to the Company the amount set forth as the Purchase Price on the signature page to this Joinder Agreement; and

(iii) the Company shall deliver to the Additional Purchaser the Shares and Warrants that it is then purchasing, duly executed on behalf of the Company.

(b) Closing of Transaction. The Final Closing Date shall be 10:00 a.m., New York City time, on the first Business Day following the satisfaction (or waiver) of the conditions set out in Sections 3 and 4 of this Joinder Agreement (or such later or earlier date as is mutually agreed to by the Company and the Additional Purchaser), but not later than December 31, 2008.

3.    Conditions to the Company’s Obligation to Sell.

The obligation of the Company hereunder to issue and sell the Shares and Warrants to the Additional Purchaser is subject to the satisfaction of each of the following conditions:

(a)     The Additional Purchaser shall have executed and delivered to the Company this Joinder Agreement;

(b)    The Shares and Warrants shall have the same terms and conditions as the Shares and Warrants issued and sold pursuant to the Agreement; and

(c)    The Additional Purchaser shall have delivered to the Company the Purchase Price for the Shares and Warrants as set out in Section 2(a)(ii).

4.    Conditions to Additional Purchaser’s Obligation to Purchase.

The Additional Purchaser’s obligation to purchase its Shares and Warrants is subject to the satisfaction of each of the following conditions, provided that these conditions are for the Additional Purchaser’s sole benefit and may be waived by the Additional Purchaser in its sole discretion by providing the Company with prior written notice thereof:

(a)    The Company shall have executed and delivered to the Additional Purchaser this Joinder Agreement; and

(b)    The representations and warranties of the Company set forth in the Agreement or any other Transaction Documents shall be true and correct in all material as of the Final Closing Date as though made at that time (except for representations and warranties which speak as of a specific date, each of which shall be true and correct as of such date).

5.    Miscellaneous.

(a)    The execution, delivery and effectiveness of this Joinder Agreement shall not, except as expressly provided herein, be deemed to be an amendment or modification of, or operate as a waiver of, any provision of the Agreement or any right, power or remedy thereunder, nor constitute a waiver of any provision of the Agreement or any other document, instrument and/or agreement executed or delivered in connection therewith.

(b)    This Joinder Agreement may be executed in any number of counterparts (including by facsimile), and by the different parties hereto or thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party. The descriptive headings of the various sections of this Joinder Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof. Whenever the context and construction so require, all words herein and in the Agreement in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(c)    This Joinder Agreement may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in this Joinder Agreement.

(d)    The validity of this Joinder Agreement, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the choice of law provisions set forth in the Agreement.

6.    The Additional Purchaser hereby acknowledges, agrees, and confirms that upon execution and delivery of this Agreement, all representations and warranties made by the Additional Purchaser as an “Investor” under the Agreement speak as of the date of execution of this Joinder Agreement.

7.    The Additional Purchaser represents and warrants that it has fully reviewed and understands the Agreement and acknowledges that it is not being, and has not been, represented by legal counsel for any other Additional Purchaser or the original Purchasers. The Additional Purchaser further acknowledges that it has been advised to seek legal counsel independent of any party to the Agreement before executing this Agreement, and represents that independent legal counsel has been consulted to the extent deemed necessary by the Additional Purchaser or its duly authorized representatives.

8.    The Additional Purchaser further agrees to execute any and all additional documents, instruments or certificates, including, without limitation, a counterpart signature page to the Agreement, that the Company may reasonably request be executed in order for the Additional Purchaser to become a party to the Agreement.

SIGNATURE PAGE TO JOINDER AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARAGON SEMITECH USA, INC.

By: ______________________________________________

Name:_____________________________________________

Title:____________________________________________

ADDITIONAL PURCHASER:

Name:

By:_________________________________________
Name:
Title:

Number of Shares of Series A Preferred Stock Being Purchased:

Warrants to Purchase Number of Shares of Common Stock Being Purchased:

Purchase Price for Shares and Warrants:

Exhibit D

Share Exchange Agreement

See Exhibit 10.1 to the Current Report on Form 8-K filed herewith.

Exhibit E

Yili Equity Transfer Agreement

See Exhibit 10.3 to the Current Report on Form 8-K filed herewith.

Exhibit F

Ehe Equity Transfer Agreement

See Exhibit 10.4 to the Current Report on Form 8-K filed herewith.

Exhibit G

Quartz Mine MOU

See Exhibit 10.5 to the Current Report on Form 8-K filed herewith.

Exhibit H
Financial Statements